Exhibit 10.1
TRANSITION AND RETIREMENT AGREEMENT
AND GENERAL RELEASE
     This Transition and Retirement Agreement (this “Agreement”) is made and entered into as of June 8, 2010, by and between Orbitz Worldwide, Inc. (together with its subsidiaries, the “Company”) and Marsha Williams (the “Executive”).
     WHEREAS, the Company and Executive entered into an amended and restated employment agreement dated as of December 5, 2008 (the “Employment Agreement”; terms used but not defined herein shall have the meanings set forth in the Employment Agreement), setting forth the terms and conditions of Executive’s employment with the Company;
     WHEREAS, the Board of Directors of the Company has recently adopted a new policy limiting the number of public company board memberships that may be held by executive officers of the Company, and Executive does not desire to resign from her current board positions;
     WHEREAS, the purpose of this Agreement is to document Executive’s intention to retire as Chief Financial Officer of the Company and the departure of Executive from the Company, on terms that are satisfactory both to the Company and to Executive. The effective date of this Agreement shall be the 7th day following the execution of this Agreement (without revocation) by Executive and the Company, (the “Effective Date”); and
     WHEREAS, the Company and Executive intend that this Agreement shall represent the complete agreement of the parties relating to Executive’s rights under the Employment Agreement or otherwise relating to her retirement from the Company.
     NOW, THEREFORE, the Company and Executive, for the full and sufficient consideration set forth below, agree as follows:
          1. In consideration for Executive’s execution of this Agreement, Executive’s continued compliance with Sections 8, 9 and 10 of the Employment Agreement and her full compliance with the promises made in this Agreement, the Company agrees as follows
               (a) “Interim Period.” Except as provided for in Section 1(c) below and unless Executive resigns or is terminated by the Company for “Cause” as that term is defined in the Employment Agreement, from the Effective Date of this Agreement through the earlier of (i) December 31, 2010 or (ii) the first day a new Chief Financial Officer starts with the Company (the “Retirement Date”), the Company and Executive agree that Executive will remain employed by the Company and will continue to actively provide services as the Chief Financial Officer to the Company with the same responsibilities and at the same level, quality and amount as she has been providing in the preceding period of employment at the Company. During the Interim Period, Executive will continue to receive her base salary which will be at the same rate per annum as her base salary on the Effective Date of this Agreement. In the event there is a material and sustained diminution to Executive’s duties and responsibilities during the Interim Period, Executive shall be entitled to the payments provided in Section 2 below, contingent upon, Executive’s execution and non-revocation of the General Release attached hereto as Exhibit A, as well as Executive’s continued compliance with the promises made in this Agreement and Sections 8, 9 and 10 of the Employment Agreement. If a new Chief Financial Officer does not start on or prior to December 31, 2010, Executive may then resign and be eligible for the payments provided in Section 2 below.
               (b) Benefits during the Interim Period. Executive shall continue to be eligible to participate in the same benefit plans/programs as she was eligible prior to the Effective Date and will be treated in accordance with existing plan documents. Additionally, Executive shall continue to vest in all outstanding equity awards during the Interim Period, subject to their original terms and conditions; provided, however, that upon Executive’s “Separation from Service’ within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), any restricted stock units held by Executive that are vested shall be exchanged for stock in accordance with Section 2(e) hereof and any unvested restricted stock units shall be forfeited.
               (c) Remaining Interim Period. In the event that a new Chief Financial Officer starts prior to December 31, 2010, Executive will remain employed by the Company through the date that is two (2) months from the start date of a new Chief Financial Officer of the Company (the “Last Date of Employment”), but will no longer be actively performing substantial services for the Company (i.e., less than fifty percent of the services rendered, on average, during the immediately preceding years of employment with the Company). The period between the date of such reduced service and the Last Date of Employment shall be the remaining Interim Period (the “Remaining Interim Period”). Executive will continue to receive her base salary during the Remaining Interim Period, which will be at the same rate per annum as her base salary on the Effective Date of this Agreement. During the Remaining Interim Period, Executive agrees to make herself reasonably available to the Company upon request to assist in the transition of Executive’s former workload to her replacement, to answer questions regarding matters previously assigned to Executive, to otherwise assist the Company in transferring Executive’s responsibilities to the new Chief Financial Officer or other executive selected by Company in event a replacement Chief Financial Officer is not hired, and to consult with the Company’s management and Board of Directors on other matters as requested.
                    (i) Benefits during the Remaining Interim Period. Executive shall continue to be eligible to participate in the same benefit plans/programs as she was eligible prior to the Effective Date and will be treated in accordance with existing plan documents. Additionally, Executive shall continue to vest in all outstanding equity awards during the Remaining Interim Period, subject to their original terms and conditions; provided, however, that upon Executive’s Separation from Service, any vested restricted stock units held by Executive shall be exchanged for stock in accordance with Section 2(e) hereof.

          2. Separation Payment. In consideration for, and contingent upon, Executive’s execution and non-revocation of the General Release attached as Exhibit A within the time period set forth therein (but in no event later than the expiration of the six (6) month delay period described in Section 2(a) below), Executive’s continued employment as provided under Section 1 above and Executive’s continued compliance with the promises made in this Agreement and Sections 8, 9 and 10 of the Employment Agreement, the Company agrees:
               (a) to pay a sum equal to Executive’s annual base salary ($462,000) and annual target bonus amount ($369,600) in equal installments for a period of twelve (12) months following Executive’s Separation from Service in accordance with the Company’s normal payroll practices; provided, however, that amounts that would otherwise be payable during the six (6) month period following Executive’s Separation from Service shall be paid in a lump sum on the first business day that is six (6) months after Executive’s Separation from Service (or, if earlier, the date of Executive’s death);
               (b) to pay Executive’s earned but unpaid fiscal year 2009 annual bonus ($162,400) in a lump sum no later than the date on which Company pays other senior executives of the Company said 2009 bonus payments (but no later than December 31, 2010);
               (c) to pay, based on service through the Retirement Date, a bonus equal to the product of: (i) Executive’s fiscal year 2010 annual target bonus of $369,600 and (ii) the Company performance factor (CPF) that will be used in calculating awards for executives under the Company’s Performance-Based Annual Incentive Plan for fiscal year 2010 (i.e., the actual funding percentage, based on the achievement of Company performance objectives, that is used for expense/accrual purposes prior to consideration of individual performance and/or contributions), prorated based on the Retirement Date, in a lump sum no later than when any fiscal year 2010 annual bonuses are paid to executives of the Company (but no later than March 15, 2011);
               (d) to pay a monthly retention bonus of $25,000 starting in June 2010 through and including the month in which falls the Executive’s Retirement Date; provided, however, that such monthly retention bonus shall not be less than $100,000 in the aggregate;
               (e) upon the Effective Date of the General Release at Exhibit A, to provide one (1) year accelerated vesting of all equity and one (1) year post-termination exercise period; provided, however, that any vested restricted stock units held by Executive shall instead be exchanged for stock on the first business day that is six (6) months after Executive’s Separation of Service (or, if earlier, the date of Executive’s death); and
               (f) upon the Effective Date of the General Release attached as Exhibit A, to pay the Executive’s monthly premium under COBRA continuation coverage for twelve (12) months payable in a lump sum. Such payments shall be taxable to Executive to the extent advisable or required under Section 105(h) of the Internal Revenue Code of 1986, as amended.
               (g) Change in Control. If a Change in Control (as defined in the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan, as amended and restated, effective June 2, 2009) agreement is executed by the Company prior to the later of the Retirement Date or Last Date of Employment and such Change in Control is finalized within six (6) months of the Change in Control agreement’s execution date, then Executive shall be entitled to the Change in Control benefits provided under the award agreements related to the equity based awards held by Executive with respect to the Company.
               (h) Benefits Payable Upon Death. In the event Executive dies after she becomes eligible for payments under this Section 2 (and in no event later than February 28, 2011 assuming the General Release attached as Exhibit A has been executed by Executive), but prior to Executive’s receipt of such payments, the payments under this Section 2 shall be made to Executive’s estate.
          3. Executive is obligated to pay any local, state or federal taxes that may become due and owing on the payments and benefits provided under this Agreement and in this regard agrees to hold the Company, their current and former parents, and their shareholders, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the employees, officers, directors, advisors and agents thereof (collectively, the “Released Parties” or a “Released Party”) harmless for any taxes, interest or penalties deemed by the government as due thereon from the Company or from her.
          4. Executive understands and agrees that she would not receive certain sums and/or benefits specified in Sections 1 and 2 above, except for her execution of this Agreement and the General Release, and the fulfillment of the promises contained herein and therein, and that such consideration is greater than any amount to which she would otherwise be entitled as an employee of the Company or under the Employment Agreement or applicable law.
          5. This Agreement is made in the State of Illinois and shall be interpreted under the laws of the State of Illinois. Its language shall be construed as a whole, according to its fair meaning, and not strictly for or against either party. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. However, if as a result of any action initiated by Executive, any portion of this Agreement or General Release are ruled to be unenforceable for any reason, Executive shall return the payments and benefits paid under this Agreement or the General Release to the Company.
          6. Except as otherwise provided in Section 10 of the Employment Agreement, Executive and Company agree that any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement and General Release attached as Exhibit A, including, without limitation, the validity, scope, and enforceability of this section, shall be submitted to non-binding mediation. Company shall pay the costs of mediation and the mediator. Company shall select the mediator. In the event such dispute is not settled by mediation, then that dispute may at the election of any party, be solely and finally settled by arbitration conducted in Chicago, Illinois, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization and with the Expedited Procedures thereof (collectively, the “Rules”). Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be experienced in deciding cases concerning the matter which is the subject of the dispute. Any of the parties may demand arbitration by written notice to the other and to the Arbitrator set forth in this Section 6 (“Demand for Arbitration”). Each of the parties agrees that if possible, the award shall be made in writing no more than 30 days following the end of the proceeding. Any award rendered by the arbitrator(s) shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. In the event of any arbitration with regard to this Agreement, each party shall pay its own legal fees and expenses, provided, however, that the parties agree to share the cost of the Arbitrator’s fees.
          7. Executive agrees that neither this Agreement or the General Release nor the furnishing of the consideration for this Agreement or the General Release shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind, all of which the Company denies.
          8. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.
          9. This Agreement (and when executed, the General Release) sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, with the exception of the award agreements related to the equity-based awards held by Executive with respect to the Company and any non-compete, non-solicit or confidentiality agreement between Executive and the Company or one of their affiliates, including but not limited to Sections 8, 9 and 10 of the Employment Agreement, which agreement(s) and provisions shall survive Executive’s retirement in accordance with its own terms.
          10. In exchange for the promises set forth in this Agreement, Executive agrees as follows:
               (a) the terms of this Agreement are the products of mutual negotiation and compromise between Executive and the Company; and

               (b) the meaning, effect and terms of this Agreement have been fully explained to Executive;
               (c) Executive has been advised, in writing, by the Company that she should consult with an attorney prior to executing this Agreement;
               (d) Executive understands that she may revoke this Agreement for a period of seven (7) calendar days following the day she executes it, and this Agreement shall not become effective or enforceable until the revocation period has expired, and no revocation has occurred. Any revocation within this period must be submitted, in writing, to the Company’s Human Resources Department and state, “I hereby revoke my acceptance of your Agreement.” Any such revocation must be personally delivered to the Company’s Human Resources Department, or mailed to the Company’s Human Resources Department, postage prepaid and postmarked within seven (7) calendar days of execution of this Agreement;
               (e) Executive has carefully considered other alternatives to executing this Agreement; and
               (f) Executive understands and agrees that she would not to receive certain monies and/or benefits specified in Sections 1 and 2 of this Agreement, except for her execution of this Agreement, and the fulfillment of the promises contained therein and herein, and that such consideration is greater than any amount to which she would otherwise be entitled as an employee of the Company or under the Employment Agreement or applicable law.
          11. Except as otherwise expressly provided in this Agreement and the Indemnity Agreement between Executive and the Company, Executive (on behalf of herself and Executive’s heirs, executors, administrators, successors or assigns, on whom this release shall be binding), of her own free will, knowingly and voluntarily releases and forever discharges the Released Parties, of and from any and all actions or causes of action, suits, claims, charges, complaints, promises demands and contracts (whether oral or written, express or implied from any source), of any nature whatsoever, known or unknown, suspected or unsuspected, against the Released Parties that Executive ever had, now has or hereafter may have by reason of any matter, cause or thing whatsoever arising any time prior to the Effective Date of this Agreement, including, but not limited to:
               (a) any and all matters arising out of Executive’s employment by the Company or any of the Released Parties up to and including the Effective Date of this Agreement, and that includes but is not limited to any claims for salary, allegedly unpaid wages, bonuses, commissions, retention pay, severance pay, vacation pay, or any alleged violation of the National Labor Relations Act, any claims for discrimination of any kind under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, any claims under the Employee Retirement Income Security Act of 1974 (except for vested benefits which are not affected by this Agreement), the Americans With Disabilities Act of 1990, the Fair Labor

Standards Act (to the extent such claims can be released), the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Federal Family and Medical Leave Act (to the extent such claims can be released);
               (b) Illinois Human Rights Act; Minimum Wage Law; Equal Wage Act; Equal Pay Act of 2003; Wages for Women and Minors Act; Religious Freedom Restoration Act Statutory Provision Regarding Retaliation/Discrimination for Filing a Worker’s Compensation Claim; Equal Pay Laws; School Visitation Rights Act; AIDS Confidentiality Act; Right to Privacy Law; Genetic Information Privacy Act; the Cook County Human Rights Ordinance; the Chicago Human Rights Ordinance, as amended; and
               (c) any other federal, state or local civil or human rights law, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, implied or expressed contract, fraud, negligence, estoppel, defamation, infliction of emotional distress or other tort or common-law claim having any bearing whatsoever on the terms and conditions and/or termination of her employment with the Company including, but not limited to, any statutes or claims providing for the award of costs, fees, or other expenses, including reasonable attorneys’ fees, incurred in these matters.
          12. Executive also acknowledges that she does not have any current charge, claim or lawsuit against one or more of the Released Parties pending before any local, state or federal agency or court regarding her employment and her separation from employment. Executive understands that nothing in this release prevents her from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the United States Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local agency charged with the enforcement of any employment or labor laws, although by signing this Agreement, Executive is giving up any right to monetary recovery that is based on any of the claims she has released. Executive also understands that if she files such a charge or complaint, she has, as part of this Agreement, waived the right to receive any remuneration beyond what she has received in this Agreement.
          13. Executive shall not seek or be entitled to any personal recovery, in any action or proceeding that may be commenced on Executive’s behalf in any way arising out of or relating to the matters released under this Agreement.
          14. Company and Executive agree not to disparage the other party to any individual, organization or entity. Executive represents that she has not and agrees that she will not in any way disparage the Company or any Released Party, their current and former officers, directors and employees, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities. Company represents that its executives have not, and agree that they will not in any way disparage Executive, or make or solicit any comments, statements, or the like to the media or to others that may be considered derogatory or detrimental to the good name or business reputation of Executive. A disparaging statement is any communication, oral or written, which would tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness or good character of the person or entity to whom the communication relates. Provided, however, that nothing herein shall prevent either party from complying with any lawful subpoena or court order, or taking any other actions affirmatively authorized by law.
          15. Executive shall have the right to review any press release or other public announcement including Form 8-K filing to be made by the Company in connection with the execution of this Agreement and matters relating to this Agreement. The Company shall in good faith consider any suggestions that Executive communicates to the Company with reasonable promptness after receiving a draft of any such press release or other public announcement, provided that the Company shall have the right in its sole discretion to make all final determinations with regard to any such press release or other public announcement. The Company shall provide a positive reference and agreed upon letter of reference to be used by the Company’s Chief Executive Officer or Executive’s choice of Company spokesperson upon receipt of inquiry. Executive shall not make any public announcement concerning her employment with or retirement from the Company nor make any private statement that are inconsistent with the Company’s public announcements, provided that Executive shall not be precluded from providing truthful testimony in a court of law, truthful statements to a government official, regulatory or law enforcement agency or a properly issued subpoena.
          16. Section 409A. The provisions of this Agreement shall be interpreted and construed in a manner in favor of complying with any applicable requirements of Section 409A (or any exemption therefrom) to avoid the Section 409A tax. If the Executive or the Company believes, at any time, that any payment under this Agreement is subject to the Section 409A tax, it shall advise the other and the Company and Executive shall reasonably cooperate in good faith to take such steps as necessary, including amending (and, as required, consenting to the amendment of) the terms of any plan or program under which the payments are to be made, including this Agreement, to avoid the imposition of a Section 409A tax if possible under applicable law. All taxes with respect to the payments under this Agreement (including any Section 409A tax) are the sole responsibility of Executive.
          17. Executive acknowledges that in connection with her employment, she has had access to information of a nature not generally disclosed to the public. Executive agrees to keep confidential and not disclose to anyone, unless legally compelled to do so, Confidential and Proprietary Information. “Confidential and Proprietary Information” includes but is not limited to all Company or any Released Party’s business and strategic plans, financial details, computer programs, manuals, contracts, current and prospective client and supplier lists, and all other documentation, business knowledge, data, material, property and supplier lists, and developments owned, possessed or controlled by the Company or any Released Party, regardless of whether possessed or developed by Executive in the course of her employment. Such Confidential and Proprietary Information may or may not be formally designated as confidential or proprietary and may be oral, written or electronic media. Regardless of any formal designation, Executive understands and agrees that the Confidential and Proprietary Information is subject to protection under this Agreement. Executive understands that such information is owned and shall continue to be owned solely by the Released Parties. Executive agrees that she will not use or disclose, directly or indirectly, in whole or in part, any Confidential and Proprietary Information. Executive acknowledges that she has complied and will continue to comply with this commitment, both as an employee and after her retirement. Executive also acknowledges her continuing obligations under the Orbitz Worldwide, Inc. Code of Business Conduct and Ethics. Nothing in this provision is intended to or may be construed to limit in any way the full protection of trade secrets or confidential information under applicable law.
          18. Executive understands that if this Agreement is not signed, she would have the right to voluntarily assist other individuals or entities in bringing claims against Released Parties. Executive hereby waives that right and agrees that she will not provide any such assistance other than assistance in an investigation or proceeding conducted by the EEOC or other federal, state or local agency, or pursuant to a valid subpoena or court order. Executive agrees that if such a request for assistance if by any agency of the federal, state or local government, or pursuant to a valid subpoena or court order, she shall advise the Company in writing of such a request no later than three (3) days after receipt of such request.
          19. Executive acknowledges and confirms that she will return all company property to the Company, including her identification card, and computer hardware and software, all paper or computer based files, business documents, and/or other records as well as all copies thereof, credit cards, keys and any other Company supplies or equipment in her possession. In addition, any business related expenses for which she seeks reimbursement will be documented and submitted to the Company. Finally, any amounts owed to the Company will be paid.
          20. This Agreement is made in the State of Illinois and shall be interpreted under the laws of the State of Illinois. Its language shall be construed as a whole, according to its fair meaning, and not strictly for or against either party. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. However, if as a result of any action initiated by Executive, any portion of the release language were ruled to be unenforceable for any reason, Executive shall return the payments and benefits paid under this Agreement to the Company.
          21. Executive agrees that this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind, all of which the Company denies.

          22. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.
          23. Consistent with her other professional obligations, Executive agrees to cooperate with and make herself available to the Company and its General Counsel, as the Company may reasonably request, until January 1, 2012 and, to assist it in any matter regarding the Company or their affiliates, subsidiaries, and predecessors, including giving truthful testimony in any litigation or potential litigation involving the Company and their affiliates, subsidiaries, and their predecessors, over which Executive has knowledge or information. The Company will reimburse Executive for any and all reasonable expenses reasonably incurred in connection with Executive’s compliance with this paragraph.
               Beginning January 1, 2012, in the event that Executive is an essential witness in a matter involving litigation or government inquiry or investigation, Executive shall cooperate with Company consistent with her other professional obligations. Should Executive determine that such cooperation involves a conflict of interest, Company shall pay the reasonable fees of the counsel of Executive’s choice to represent her in connection with said cooperation.
          24. The Company shall pay Executive’s reasonable professional fees (legal, accounting, tax, public relations, outplacement, etc.) incurred with respect to the review of this Agreement and the General Release attached as Exhibit A and Executive’s retirement from the Company. Such fees shall not exceed $30,000 in the aggregate and shall be supported by invoices submitted to the Company that provide sufficient documentation of the work performed.
          25. In consideration for the payments and benefits provided to Executive under this Agreement, Executive warrants and affirms to the Company that she has at all times conducted herself as a fiduciary of, and with sole regard to that which is in best interests of, the Company and its affiliates and their predecessors. She affirms that in conducting business for the Company and its affiliates and their predecessors, she has done so free from the influence of any conflicting personal or professional interests, without favor for or regard of personal considerations, and that she has not in any way violated the Orbitz Worldwide Code of Business Conduct and Ethics or any other of the Company’s core policies. Toward that end, Executive understands that this affirmation is a material provision of this Agreement, and, should the Company determine that Executive has engaged in business practices inconsistent with the affirmation set forth herein then Executive agrees that she shall have committed a material breach of this Agreement, and any payments and benefits provided to Executive under this Agreement shall not have been earned. In that case, Executive shall be liable to return fifty percent (50%) of the payments and benefits made to her or on her behalf under this Agreement as liquidated damages.
THE PARTIES HAVE READ AND FULLY CONSIDERED THIS AGREEMENT AND ARE MUTUALLY DESIROUS OF ENTERING INTO THIS AGREEMENT. EXECUTIVE UNDERSTANDS THAT THIS AGREEMENT, BARS AND

WAIVES ANY AND ALL CLAIMS SHE HAD OR MIGHT HAVE AGAINST THE COMPANY AND ACKNOWLEDGES THAT SHE IS NOT RELYING ON ANY OTHER REPRESENTATIONS, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT. HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN THIS AGREEMENT, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT.

ACCEPTED AND AGREED:

ORBITZ WORLDWIDE, INC.			EXECUTIVE

By:	/s/ James P. Shaughnessy		/s/ Marsha Williams

	Name:	James P. Shaughnessy	Name: Marsha Williams
	Title:	Senior Vice President,
Chief Administrative Officer
and General Counsel

Date:	June 8, 2010		Date:	June 8, 2010

EXHIBIT A
FORM OF GENERAL RELEASE
TO BE EXECUTED ON EXECUTIVE’S LAST DAY OF EMPLOYMENT
     This General Release (“General Release”) is incorporated into, and forms a part of, the Transition and Retirement Agreement dated June 8, 2010 (the “Agreement”) by and between Orbitz Worldwide, Inc. and Marsha Williams. Terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
     WHEREAS, Orbitz Worldwide, Inc. (collectively with its subsidiaries, the “Company”) and Marsha Williams (collectively with her heirs, executors, administrators, successors and assigns, the “Executive”) entered into the Agreement setting forth the terms and conditions of Executive’s rights under her Employment Agreement upon her retirement from the Company; and
     WHEREAS, in exchange for entering into this General Release, Executive has received separate consideration beyond that which she was entitled under the Employment Agreement, the Company’s policies or under applicable law.
     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth in the Agreement and this General Release, the Company and Executive hereby agree as follows:
          1. Executive hereby agrees and acknowledges that:
               (a) the terms of the Agreement and this General Release are the products of mutual negotiation and compromise between Executive and the Company; and
               (b) the meaning, effect and terms of the Agreement and this General Release have been fully explained to Executive;
               (c) Executive has been advised, in writing, by the Company that she should consult with an attorney prior to executing this General Release;
               (d) Executive is being afforded at least twenty-one (21) days from the Retirement Date or the Last Date of Employment (the “Retirement Date”) to consider the meaning and effect of this General Release; Executive may execute this General Release after the Retirement Date but may not execute it more than twenty-one (21) days after the Retirement Date; if Executive executes this General Release before the Retirement Date, it shall be null and void and of no effect;
               (e) Executive understands that she may revoke this General Release for a period of seven (7) calendar days following the day she executes it, and this General Release shall not become effective or enforceable until the revocation period has expired, and no revocation has occurred (“the Effective Date”). Any revocation within this period must be submitted, in writing, to the Company’s Human Resources Department and state, “I hereby revoke my acceptance of your General Release.” Any such revocation must be personally delivered to the Company’s Human Resources Department, or mailed to the Company’s Human Resources Department, postage prepaid and postmarked within seven (7) calendar days of execution of this General Release;
               (f) Executive has carefully considered other alternatives to executing the Agreement and this General Release; and
               (g) Executive understands and agrees that she would not to receive certain monies and/or benefits specified in Section 2 of the Agreement, except for her execution of the Agreement and this General Release, and the fulfillment of the promises contained therein and herein, and that such consideration is greater than any amount to which she would otherwise be entitled as an employee of the Company or under the Employment Agreement or applicable law.
          2. Except as otherwise expressly provided in the Agreement or this General Release, Executive (on behalf of herself and Executive’s heirs, executors, administrators, successors or assigns, on whom this release shall be binding), of her own free will, knowingly and voluntarily releases and forever discharges the Released Parties, of and from any and all actions or causes of action, suits, claims, charges, complaints, promises demands and contracts (whether oral or written, express or implied from any source), of any nature whatsoever, known or unknown, suspected or unsuspected, against the Released Parties that Executive ever had, now has or hereafter may have by reason of any matter, cause or thing whatsoever arising any time prior to the Effective Date of this General Release, including, but not limited to:
               (a) any and all matters arising out of Executive’s employment by the Company or any of the Released Parties and the termination of that employment, and that includes but is not limited to any claims for salary, allegedly unpaid wages, bonuses, commissions, retention pay, severance pay, vacation pay, or any alleged violation of the National Labor Relations Act, any claims for discrimination of any kind under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, any claims under the Employee Retirement Income Security Act of 1974 (except for vested benefits which are not affected by this General Release), the Americans With Disabilities Act of 1990, the Fair Labor Standards Act (to the extent such claims can be released), the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Federal Family and Medical Leave Act (to the extent such claims can be released);
               (b) Illinois Human Rights Act; Minimum Wage Law; Equal Wage Act; Equal Pay Act of 2003; Wages for Women and Minors Act; Religious Freedom Restoration Act Statutory Provision Regarding Retaliation/Discrimination for Filing a Worker’s Compensation Claim; Equal Pay Laws; School Visitation Rights Act; AIDS Confidentiality Act; Right to Privacy Law; Genetic Information Privacy Act; the Cook

County Human Rights Ordinance; the Chicago Human Rights Ordinance, as amended; and
               (c) any other federal, state or local civil or human rights law, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, implied or expressed contract, fraud, negligence, estoppel, defamation, infliction of emotional distress or other tort or common-law claim having any bearing whatsoever on the terms and conditions and/or termination of her employment with the Company including, but not limited to, any statutes or claims providing for the award of costs, fees, or other expenses, including reasonable attorneys’ fees, incurred in these matters.
     Nothing in the general release of claims in this paragraph 2 shall affect any vested equity granted to Executive under the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan (the “Orbitz Plan”), as amended and/or restated from time to time, and the award agreements issued under the Orbitz Plan, as applicable. Nothing in this general release of claims shall waive or release indemnification rights and hold harmless protection of Executive pursuant to Company By Laws, directors and officers coverage whether insured by Company or otherwise, or other protections afforded to Executive by reason of her having served as Chief Financial Officer,
          3. Executive also acknowledges that she does not have any current charge, claim or lawsuit against one or more of the Released Parties pending before any local, state or federal agency or court regarding her employment and her separation from employment. Executive understands that nothing in this release prevents her from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the United States Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local agency charged with the enforcement of any employment or labor laws, although by signing this General Release, Executive is giving up any right to monetary recovery that is based on any of the claims she has released. Executive also understands that if she files such a charge or complaint, she has, as part of this General Release, waived the right to receive any remuneration beyond what she has received in the Agreement.
          4. Executive shall not seek or be entitled to any personal recovery, in any action or proceeding that may be commenced on Executive’s behalf in any way arising out of or relating to the matters released under this General Release.
          5. Company and Executive agree not to disparage the other party to any individual, organization or entity. Executive represents that she has not and agrees that she will not in any way disparage the Company or any Released Party, their current and former officers, directors and employees, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities. Company represents that its executives have not, and agree that they will not in any way disparage Executive, or make or solicit any comments, statements, or the like to the media or to others that may be considered derogatory or detrimental to the good name or business reputation of Executive. A disparaging statement is any communication, oral or written, which would tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness or good character of the person or entity to whom the communication relates. Provided, however, that nothing herein shall prevent either party from complying with any lawful subpoena or court order, or taking any other actions affirmatively authorized by law.
          6. Executive acknowledges that in connection with her employment, she has had access to information of a nature not generally disclosed to the public. Executive agrees to keep confidential and not disclose to anyone, unless legally compelled to do so, Confidential and Proprietary Information. “Confidential and Proprietary Information” includes but is not limited to all Company or any Released Party’s business and strategic plans, financial details, computer programs, manuals, contracts, current and prospective client and supplier lists, and all other documentation, business knowledge, data, material, property and supplier lists, and developments owned, possessed or controlled by the Company or any Released Party, regardless of whether possessed or developed by Executive in the course of her employment. Such Confidential and Proprietary Information may or may not be formally designated as confidential or proprietary and may be oral, written or electronic media. Regardless of any formal designation, Executive understands and agrees that the Confidential and Proprietary Information is subject to protection under this General Release. Executive understands that such information is owned and shall continue to be owned solely by the Released Parties. Executive agrees that she will not use or disclose, directly or indirectly, in whole or in part, any Confidential and Proprietary Information. Executive acknowledges that she has complied and will continue to comply with this commitment, both as an employee and after her retirement. Executive also acknowledges her continuing obligations under the Orbitz Worldwide, Inc. Code of Business Conduct and Ethics. Nothing in this provision is intended to or may be construed to limit in any way the full protection of trade secrets or confidential information under applicable law.
          7. Executive understands that if the Agreement and this General Release were not signed, she would have the right to voluntarily assist other individuals or entities in bringing claims against Released Parties. Executive hereby waives that right and agrees that she will not provide any such assistance other than assistance in an investigation or proceeding conducted by the EEOC or other federal, state or local agency, or pursuant to a valid subpoena or court order. Executive agrees that if such a request for assistance if by any agency of the federal, state or local government, or pursuant to a valid subpoena or court order, she shall advise the Company in writing of such a request no later than three (3) days after receipt of such request.
          8. Executive acknowledges and confirms that she has returned all company property to the Company, including her identification card, and computer hardware and software, all paper or computer based files, business documents, and/or other records as well as all copies thereof, credit cards, keys and any other Company supplies or equipment in her possession. In addition, any business related expenses for which she seeks reimbursement have been documented and submitted to the Company. Finally, any amounts owed to the Company have been paid.

          9. This General Release is made in the State of Illinois and shall be interpreted under the laws of the State of Illinois. Its language shall be construed as a whole, according to its fair meaning, and not strictly for or against either party. Should any provision of this General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the release language, such provision shall immediately become null and void, leaving the remainder of this General Release in full force and effect. However, if as a result of any action initiated by Executive, any portion of the release language were ruled to be unenforceable for any reason, Executive shall return the payments and benefits paid under the Agreement and this General Release to the Company.
          10. Except as otherwise provided in Section 10 of the Employment Agreement, Executive and Company agree that any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of the Agreement and this General Release, including, without limitation, the validity, scope, and enforceability of this section, may at the election of any party, be solely and finally settled by arbitration conducted in Chicago, Illinois, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization and with the Expedited Procedures thereof (collectively, the “Rules”). Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be experienced in deciding cases concerning the matter which is the subject of the dispute. Any of the parties may demand arbitration by written notice to the other and to the Arbitrator set forth in this Section 10 (“Demand for Arbitration”). Each of the parties agrees that if possible, the award shall be made in writing no more than 30 days following the end of the proceeding. Any award rendered by the arbitrator(s) shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. In the event of any arbitration with regard to the Agreement or this General Release, each party shall pay its own legal fees and expenses, provided, however, that the parties agree to share the cost of the Arbitrator’s fees.
          11. Executive agrees that neither the Agreement or this General Release nor the furnishing of the consideration for the Agreement and this General Release shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind, all of which the Company denies.
          12. This General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this General Release.
          13. The Agreement and this General Release set forth the entire agreement between the parties hereto, and fully supersede any prior agreements or understandings between the parties, with the exception of the award agreements related to the equity-

based awards held by Executive with respect to the Company and any non-compete, non-solicit or confidentiality agreement between Executive and the Company or one of their affiliates, including but not limited to Sections 8, 9 and 10 of the Employment Agreement, which agreement(s) shall survive the Executive’s retirement in accordance with its own terms.
          14. Consistent with her other professional obligations, Executive agrees to cooperate with and make herself available to the Company and its General Counsel, as the Company may reasonably request, until January 1, 2012 and, to assist it in any matter regarding the Company or their affiliates, subsidiaries, and predecessors, including giving truthful testimony in any litigation or potential litigation involving the Company and their affiliates, subsidiaries, and their predecessors, over which Executive has knowledge or information. The Company will reimburse Executive for any and all reasonable expenses reasonably incurred in connection with Executive’s compliance with this paragraph.
               Beginning January 1, 2012, in the event that Executive is an essential witness in a matter involving litigation or government inquiry or investigation, Executive shall cooperate with Company consistent with her other professional obligations. Should Executive determine that such cooperation involves a conflict of interest, Company shall pay the reasonable fees of the counsel of Executive’s choice to represent her in connection with said cooperation.
          15. In consideration for the payments and benefits provided to Executive under the Agreement and this General Release, Executive warrants and affirms to the Company that she has at all times conducted herself as a fiduciary of, and with sole regard to that which is in best interests of, the Company and its affiliates and their predecessors. She affirms that in conducting business for the Company and its affiliates and their predecessors, she has done so free from the influence of any conflicting personal or professional interests, without favor for or regard of personal considerations, and that she has not in any way violated the Orbitz Worldwide Code of Business Conduct and Ethics or any other of the Company’s core policies. Toward that end, Executive understands that this affirmation is a material provision of the Agreement and this General Release, and, should the Company determine that Executive has engaged in business practices inconsistent with the affirmation set forth herein then Executive agrees that she shall have committed a material breach of the Agreement (including this General Release), and any payments and benefits provided to Executive under the Agreement and this General Release shall not have been earned. In that case, Executive shall be liable to return fifty percent (50%) of the payments and benefits made to her or on her behalf under the Agreement or this General Release as liquidated damages.
THE PARTIES HAVE READ AND FULLY CONSIDERED THIS GENERAL RELEASE AND ARE MUTUALLY DESIROUS OF ENTERING INTO THIS GENERAL RELEASE. EXECUTIVE UNDERSTANDS THAT THIS GENERAL RELEASE SETTLES, BARS AND WAIVES ANY AND ALL CLAIMS SHE HAD OR MIGHT HAVE AGAINST THE COMPANY AND ACKNOWLEDGES THAT SHE IS NOT RELYING ON ANY OTHER REPRESENTATIONS, WRITTEN OR ORAL, NOT SET FORTH IN THIS

DOCUMENT. HAVING ELECTED TO EXECUTE THE AGREEMENT AND THIS GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN THE AGREEMENT, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS GENERAL RELEASE. IF THIS GENERAL RELEASE IS RETURNED EARLIER THAN 21 DAYS FROM THE RETIREMENT DATE, THEN EXECUTIVE ADDITIONALLY ACKNOWLEDGES AND WARRANTS THAT SHE HAS VOLUNTARILY AND KNOWINGLY WAIVED THE 21 DAY REVIEW PERIOD, AND THIS DECISION TO ACCEPT A SHORTENED PERIOD OF TIME WAS NOT INDUCED BY THE COMPANY THROUGH FRAUD, MISREPRESENTATION, A THREAT TO WITHDRAW OR ALTER THE OFFER PRIOR TO THE EXPIRATION OF THE 21 DAYS, OR BY PROVIDING DIFFERENT TERMS TO EMPLOYEES WHO SIGN RELEASES PRIOR TO THE EXPIRATION OF SUCH TIME PERIOD.
ACCEPTED AND AGREED:

ORBITZ WORLDWIDE, INC.			EXECUTIVE

By:

	Name:	James P. Shaughnessy	Name: Marsha Williams
	Title:	Senior Vice President,
Chief Administrative Officer and General Counsel

Date:			Date:

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